UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2014

CORINDUS VASCULAR ROBOTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-176581	30-0687898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 Waverley Oaks Rd., Suite 105, Waltham, MA 02452

(Address of principal executive offices and Zip Code)

(508) 653-3335

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Corindus Vascular Robotics, Inc. (the "Company") acquired Corindus, Inc. on August 12, 2014. On November 14, 2014, the Company's Board of Directors adopted an amendment to the Company's Bylaws to change the Company's fiscal year end from March 31 to December 31, the fiscal year end of Corindus, Inc. The amendment to the Company's Bylaws is filed as an exhibit to this report and is incorporated herein by reference. In addition, the Management's Discussion and Analysis of Financial Condition and Results of Operations relative to the financial statements of Corindus, Inc. is provided below.

Item 8.01 Other Information.

As the acquisition of Corindus, Inc. was accounted for as a reverse acquisition, the Company is providing the historical financial statements of Corindus, Inc., as the accounting acquirer, for the three and six-month periods ended June 30, 2014, and such financial statements are filed as an exhibit hereto and incorporated herein by reference.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of the financial condition and results of operations of Corindus, Inc. in conjunction with the historical financial information presented for Corindus, Inc. for the three and six months ended June 30, 2013 and 2014 filed as an exhibit hereto.

Overview

Corindus, Inc. is a Delaware corporation with its corporate headquarters and manufacturing facility in Waltham, Massachusetts. Corindus, Inc. has a wholly owned subsidiary, Corindus Security Corporation, a Delaware corporation. Corindus, Inc. and its subsidiary, Corindus Security Corporation, will be referred to collectively herein as "Corindus."

Corindus is a global technology leader in robotic-assisted vascular interventions. Its CorPath System brings the precision and accuracy of robotic technology to PCI procedures performed in an interventional cath lab and is the first robotic system that offers interventional cardiologists precise procedure and stent control during vascular interventions. The CorPath System is intended for use in the remote delivery and manipulation of coronary guidewires and rapid exchange balloon/stent catheters during PCI procedures.

Since its inception on March 21, 2002, Corindus has devoted its efforts principally to research and development, business development activities, and raising capital. In July 2012, Corindus received clearance from the U.S. Food and Drug Administration (the "FDA") to market its CorPath 200 System in the U.S. and shipped its first commercial product under this clearance in September 2012. During 2012, Corindus began to generate revenues and emerged from the development stage. In 2013, Corindus moved into the growth stage, investing in sales and marketing in order to build the customer base. Corindus' future capital requirements will depend upon many factors, including progress with developing, manufacturing and marketing its technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, its ability to establish collaborative arrangements, marketing activities and competing technological and market developments, including regulatory changes affecting medical procedure reimbursement, and overall economic conditions in Corindus' target markets.

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On June 11, 2014, Corindus entered into a Loan and Security Agreement pursuant to which the lender agreed to make available to Corindus $10 million in the aggregate under two $5 million secured promissory notes. The initial note was made on June 11, 2014 in an aggregate principal amount of $5 million (the "Initial Promissory Note") and is repayable over a term of 39 months beginning on July 1, 2015, including a twelve month interest-only period beginning on July 1, 2014. The Initial Promissory Note bears interest at a rate equal to the greater of (a) 11.25% or (b) 11.25% plus the Wall Street Journal Prime Rate, less 3.25%. Pursuant to the terms of the Loan and Security Agreement, an additional $5 million is available to us until December 31, 2014 upon our completion of a qualified private placement which we closed in September 2014. No amounts have been drawn to date on the additional $5 million borrowing capacity. The Loan and Security Agreement also contains, among other things, covenants which include certain restrictions with respect to subsequent indebtedness, liens, loans and investments, financial reporting obligations, asset sales, share repurchase and other restricted payments, subject to certain exceptions.

The following discussion and analysis provides information which Corindus believes to be relevant to an assessment and understanding of its results of operations and financial condition. This discussion should be read together with Corindus' financial statements and the notes to the financial statements for the three and six months ended June 30, 2013 and 2014, which are attached as an exhibit to this filing. The reported results will not necessarily reflect future results of operations or financial condition.

Discussion of Three Months Ended June 30, 2013 compared to Three Months Ended June 30, 2014

	Three Months Ended June 30,
(In thousands)	2013	2014
	(unaudited)

Revenue	$52	$1,077
Cost of revenue	251	1,058
Gross income (loss)	(199)	19

Operating expenses:
Research and development	917	1,458
General and administrative	639	1,082
Sales and marketing	1,290	1,766
Restructuring charges	—	82
Total operating expenses	2,846	4,388

Operating loss	(3,045)	(4,369)

Other income (expenses):
Warrant revaluation	(99)	(1,302)
Interest and other income (expense)	8	(39)
Total other expenses, net	(91)	(1,341)

Net loss	$(3,136)	$(5,710)
Net loss attributable to common stockholders	$(3,282)	$(5,870)

Revenue: Corindus' revenue increased from approximately $52 thousand for the three months ended June 30, 2013 to approximately $1.1 million for the three months ended June 30, 2014 due to an increase in the sale of CorPath 200 Systems, including higher pricing to an international customer, as well as increased sales of cassettes and accessories to end users.

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Cost of Revenue: Corindus' cost of revenue increased from approximately $0.3 million for the three months ended June 30, 2013 to approximately $1.1 million for the three months ended June 30, 2014. Cost of revenue represents the cost of materials for the CorPath 200 System and cassettes, as well as labor and overhead at Corindus’ production facility. The increase in cost of revenues in 2014 reflects increased material costs associated with sales as well as additional labor and overhead costs.

Gross Profit (Loss): Corindus' gross profit (loss) improved from approximately $(0.2) million for the three months ended June 30, 2013 to approximately $19 thousand for the three months ended June 30, 2014 due to favorable gross margins associated with the sale of the CorPath 200 system during that period. We have not generated enough sales volume of CorPath 200 Systems to offset the costs of our production facility and therefore, have either generated a gross loss or minimal gross profit. We expect our gross profit(loss) to continue to fluctuate due to the timing and volume of product shipments and the related levels of utilized or underutilized production capacity.

Research and Development: Corindus' research and development expenses increased from approximately $0.9 million for the three months ended June 30, 2013 to approximately $1.5 million for the three months ended June 30, 2014 due to investments in the development of the next generation CorPath 200 System through a combination of additional employees and outsourced contractor services.

General and Administrative: Corindus' general and administrative expenses increased from approximately $0.6 million for the three months ended June 30, 2013 to approximately $1.1 million for the three months ended June 30, 2014 due primarily to legal expense associated with a potential financing arrangement which was not completed as well as legal and accounting and auditing fees associated with the Acquisition transaction which occurred in August 2014. We expect to incur incremental costs of approximately $1.0 million annually to operate as a publicly traded company.

Sales and Marketing: Corindus' sales and marketing expense increased from approximately $1.3 million for the three months ended June 30, 2013 to approximately $1.8 million for the three months ended June 30, 2014 due to the expansion of the direct sales force as well as strategic marketing investments.

Restructuring Charge: Corindus recorded a restructuring charge for the three months ended June 30, 2014 of approximately $82 thousand due to a reduction in the general workforce as a result of a cost control initiative while we pursued financing alternatives.

Other Income (Expense): Corindus' other expenses, net, increased approximately $1.3 million for the three months ended June 30, 2014 over the three months ended June 30, 2013 due primarily to a change in the fair value of warrants which was driven by the increase in fair value of the underlying redeemable convertible preferred stock into which the warrants were exercisable.

Income Taxes: Corindus has not recorded any tax benefit related to operating losses due to uncertainty about future taxable income.

Net Loss: Corindus' net loss increased from approximately $3.1 million for the three months ended June 30, 2013 to approximately $5.7 million for the three months ended June 30, 2014 due to the factors noted above.

Net Loss Attributable to Common Stockholders: Corindus' net loss attributable to Common Stockholders increased from approximately $3.3 million for the three months ended June 30, 2013 to approximately $5.9 million for the three months ended June 30, 2014 due to the factors noted above. The difference between net loss and net loss attributable to Common Stockholders is the accretion of periodic amounts to Series D Preferred Stock redemption value, which is not available to Common Stockholders. We recorded this accretion as an increase in net loss to arrive at net loss attributable to Common Stockholders.

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Discussion of Six Months Ended June 30, 2013 compared to Six Months Ended June 30, 2014

	Six Months Ended June 30,
(In thousands)	2013	2014
	(unaudited)

Revenue	$482	$1,807
Cost of revenue	1,336	2,441
Gross loss	(854)	(634)

Operating expenses:
Research and development	1,690	3,504
General and administrative	1,221	1,952
Sales and marketing	2,303	3,706
Restructuring charges	—	175
Total operating expenses	5,214	9,337

Operating loss	(6,068)	(9,971)

Other income (expenses):
Warrant revaluation	(170)	463
Interest and other income (expense)	16	(36)
Total other income (expense), net	(154)	427

Net loss	$(6,222)	$(9,544)
Net loss attributable to common stockholders	$(6,511)	$(9,860)

Revenue: Corindus' revenue increased from approximately $0.5 million for the six months ended June 30, 2013 to approximately $1.8 million for the six months ended June 30, 2014 due to an increase in the sale of CorPath 200 Systems, including higher pricing, as well as increased sales of cassettes and accessories to end users.

Cost of Revenue: Corindus' cost of revenue increased from approximately $1.3 million for the six months ended June 30, 2013 to approximately $2.4 million for the six months ended June 30, 2014. Cost of revenue represents the cost of materials for the CorPath 200 System and cassettes, as well as labor and overhead at Corindus’ production facility. The increase in cost of revenues in 2014 reflects increased material costs associated with sales as well as additional labor and overhead costs.

Gross Loss: Corindus' gross loss decreased from approximately $0.9 million for the six months ended June 30, 2013 to approximately $0.6 million for the six months ended June 30, 2014. We have not generated enough sales volume of CorPath 200 Systems to offset the costs of our production facility and therefore, have generated a gross loss. We expect our gross profit (loss) to continue to fluctuate due to the timing and volume of product shipments and the related levels of utilized or underutilized production capacity.

Research and Development: Corindus' research and development expenses increased from approximately $1.7 million for the six months ended June 30, 2013 to approximately $3.5 million for the six months ended June 30, 2014 due to investments in the development of the next generation CorPath 200 System through a combination of additional employees and outsourced contractor services.

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General and Administrative: Corindus' general and administrative expenses increased from approximately $1.2 million for the six months ended June 30, 2013 to approximately $2.0 million for the six months ended June 30, 2014 due primarily to legal expense associated with a potential financing arrangement which was not completed as well as legal and accounting and auditing fees associated with the anticipated Acquisition transaction which occurred in August 2014. We expect to incur incremental costs of approximately $1.0 million annually to operate as a publicly traded company.

Sales and Marketing: Corindus' sales and marketing expense increased from approximately $2.3 million for the six months ended June 30, 2013 to approximately $3.7 million for the six months ended June 30, 2014 due to the expansion of the direct sales force as well as strategic marketing investments.

Restructuring Charge: Corindus recorded a restructuring charge for the six months ended June 30, 2014 of approximately $0.2 million due to a reduction in the general workforce as a result of a cost control initiative while we pursued financing alternatives.

Other Income (Expense): Corindus' other income, net, increased approximately $0.6 million for the six months ended June 30, 2014 over the six months ended June 30, 2013 due primarily to a change in the fair value of warrants which was driven by the decrease in fair value of the underlying redeemable convertible preferred stock into which the warrants were exercisable.

Income Taxes: Corindus has not recorded any benefit related to operating losses due to uncertainty about future taxable income.

Net Loss: Corindus' net loss increased from approximately $6.2 million for the six months ended June 30, 2013 to approximately $9.5 million for the six months ended June 30, 2014 due to the factors noted above.

Net Loss Attributable to Common Stockholders: Corindus' net loss attributable to Common Stockholders increased from approximately $6.5 million for the six months ended June 30, 2013 to approximately $9.9 million for the six months ended June 30, 2014 due to the factors noted above. The difference between net loss and net loss attributable to Common Stockholders is the accretion of periodic amounts to Series D Preferred Stock redemption value, which is not available to Common Stockholders. We recorded this accretion as an increase in net loss to arrive at net loss attributable to Common Stockholders.

In summary, our cash flows were:

	Six Months Ended June 30,
(In thousands)	2013	2014
	(unaudited)

Net cash used in operating activities	$(6,428)	$(7,792)
Net cash used in investing activities	$(349)	$(35)
Net cash provided by (used in) financing activities	$(10)	$4,917

Operating Activities: Corindus' operating activities used cash of approximately $7.8 million for the six months ended June 30, 2014 compared to $6.4 million for the six months ended June 30, 2013. The approximate $1.4 million increase in the use of cash was due primarily to the increase in net loss, exclusive of the non-cash warrant revaluation, due to increased research and development and sales and marketing costs to expand the business, offset partially by favorable changes in working capital, including reduced inventory levels as well as an increase in accounts payable due to the timing of payments.

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Investing Activities: Corindus' investing activities included the purchase of property and equipment in the aggregate amount of approximately $35 thousand for the six months ended June 30, 2014 and approximately $0.3 million for the six months ended June 30, 2013. The decrease was due to fewer required capital investments during the first half of 2014. We expect our capital expenditures for the remainder of 2014 to be approximately $0.2 million.

Financing Activities: For the six months ended June 30, 2014, Corindus issued long-term debt and warrants to purchase shares of Series E Preferred Stock in exchange for approximately $4.9 million, net of discounts. For the six months ended June 30, 2013, Corindus incurred approximately $10 thousand of offering costs related to the issuance of the Series E convertible preferred stock.

Recent Events

On August 12, 2014, Corindus consummated a reverse acquisition (the "Acquisition") pursuant to the Securities Exchange and Acquisition Agreement (the "Acquisition Agreement") entered into with Your Internet Defender Inc. ("YIDI"). Prior to the Acquisition, all outstanding shares of Corindus convertible redeemable preferred stock, $0.01 par value per share, were converted into 2,811,499 shares of Corindus common stock, $0.01 par value per share. Pursuant to the terms of the Acquisition Agreement, (i) all outstanding shares of Corindus common stock, $0.01 par value per share, were exchanged for shares of common stock of YIDI, $0.0001 par value per share, and (ii) all outstanding options and warrants to purchase shares of Corindus were exchanged for or replaced with options and warrants to acquire shares of common stock of YIDI.

At the closing of the Acquisition, YIDI transferred its former operations to a former officer, director and shareholder of YIDI, in exchange for the satisfaction of a promissory note issued to the former officer, director and shareholder in the principal amount of approximately $0.2 million and the assumption of liabilities related to the former operations. Immediately after the transfer of the former operations, the business of Corindus became the sole focus of the combined company and the combined company's name was changed to Corindus Vascular Robotics, Inc. (the "Company").

Immediately after the closing of the Acquisition, the Company and a private investor closed a Stock Purchase Agreement pursuant to which the private investor purchased one million shares of the Company's Common Stock at a purchase price of $2.00 per share (the "Equity Infusion Shares") for gross proceeds of $2.0 million.

Upon completion of the Acquisition and the issuance of the Equity Infusion Shares, the number of issued and outstanding shares of the Company was 109,281,468, of which the former Corindus shareholders own 80%. Since the former Corindus shareholders owned, immediately following the Acquisition, 80% of the combined company on a fully diluted basis, and all members of the combined company’s executive management and Board of Directors were from Corindus, Corindus was deemed to be the acquiring company for accounting purposes and the transaction was accounted for as a reverse acquisition in accordance with accounting principles generally accepted in the United States ("GAAP").

On September 12, 2014, the Company entered into a Securities Purchase Agreement with multiple investors relating to the issuance and sale of the Company's Common Stock in a private placement, which closed on September 16, 2014. The Company sold 10,666,570 shares of Common Stock at $2.50 per share, for an aggregate purchase price of approximately $26.7 million with net proceeds to the Company of approximately $25.6 million. As a result of the closing of the Securities Purchase Agreement and pursuant to the terms of the Loan and Security Agreement detailed above, the Company can borrow an additional $5 million.

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Liquidity and Capital Resources

As of June 30, 2014, Corindus had working capital of $6.6 million, an accumulated deficit of approximately $70.0 million and limited amounts of available liquidity. As Corindus continues to incur losses, transition to profitability is dependent upon achieving a level of revenues adequate to support our cost structure. Corindus may never achieve profitability, and unless and until doing so, it will be necessary to raise additional capital, which may not be available or available on acceptable terms.

As a result of the fund raising transactions described in Recent Events above, the Company believes that it has the ability to meet its operating needs through 2015. The Company's management does not contemplate attaining profitable operations until 2017, nor is there any assurance that such an operating level can ever be achieved.

Outlook

Over the next 12 months, Corindus intends to expand its sales force by hiring additional team members including RSMs, CAMs and management. Our sales force currently focuses on hospitals, which have cath labs, to sell our robotic medical device. We believe that a combination of factors, including (i) our increasing the installed base of CorPath 200 Systems, customer access and awareness across the U.S. market, (ii) the increasing clinical data being published and presented about the effectiveness of the CorPath 200 System in clinical use, (iii) the increasing concerns and publications regarding occupational hazards of working in the cath lab and (iv) our larger sales force footprint to create a broader customer reach, smaller sales territories and a more efficient sales force, will enable us to continue to drive substantial growth of both new CorPath 200 System sales and CorPath cassette sales.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Effects of Inflation

During the periods for which Corindus financial information is presented, management does not believe that the business and operations were materially affected by inflation.

Recently Issued Accounting Standards

In May 2014, the FASB issued ASU No. 2014-09 – Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes most of the existing guidance on revenue recognition in Accounting Standards Codification ("ASC") Topic 605, Revenue Recognition. The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In applying the revenue model to contracts within its scope, an entity will need to (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU No. 2014-09 is effective for public entities for annual and interim periods beginning after December 15, 2016. The ASU allows for either full retrospective adoption, where the standard is applied to all of the periods presented, or modified retrospective adoption, where the standard is applied only to the most current period presented in the financial statements. We are currently assessing the impact of this standard to our consolidated financial statements.

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Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, we are choosing to "opt out" of such extended transition period and, as a result, we will comply with such new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exh. No.	Date	Document
3.1	May 4, 2011	Articles of Incorporation(1)
3.2	June 3, 2011	Certificate of Correction to Articles of Incorporation(1)
3.3	August 12, 2011	Form of Certificate to Accompany Restated Articles or Amended and Restated Articles(2)
3.4	n/a	Bylaws(1)
3.5	November 14, 2014	Amendment to Bylaws*
99.1	n/a	Unaudited Financial Statements for Corindus, Inc. and Subsidiary for Three and Six Months Ended June 30, 2014*

_________________________

*	Filed herewith.
(1)	Incorporated by reference to the corresponding exhibit filed with our Registration Statement on Form S-1 on August 31, 2011.
(2)	Incorporated by reference to the corresponding exhibit filed with our Current Report on Form 8-K on August 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2014

CORINDUS VASCULAR ROBOTICS, INC.

By: /s/David M. Handler
David M. Handler, Chief Executive Officer

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